Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of the 20th day of October, 2009 (the “Agreement”), by and among SRKP 22, Inc., a Delaware corporation (the “Company”); China Intelligent Electronic Holding Limited, a British Virgin Islands corporation (“China Intelligent”); and Li Xuemei, the sole shareholder of China Intelligent (the “Shareholder”). The Company, China Intelligent and the Shareholder are collectively referred to herein as the “Parties”.

WITNESSETH:

WHEREAS, the Shareholder owns all of the issued and outstanding shares of the capital of China Intelligent (the “China Intelligent Shares”) which is the 100% parent of Hyundai Light & Electric (Huizhou) Company Limited Company Limited, a company organized under the laws of the People’s Republic of China (the “Subsidiary”).

WHEREAS, the Company desires to acquire from Shareholder, and Shareholder desires to sell to the Company, the China Intelligent Shares in exchange for the issuance by the Company of an aggregate of 16,982,898 shares (the “Company Shares”) of the Company’s common stock, $0.0001 par value (“Common Stock”) to the Shareholder and/or its designees on the terms and conditions set forth herein (the “Exchange”).

WHEREAS, after giving effect to the Exchange, the Share and Warrant Cancellation, and Equity Financing (if fully subscribed as described herein), there will be approximately 20,000,000 shares of Company Common Stock and 516,000 warrants to purchase shares of Company Common Stock issued and outstanding.

WHEREAS, the Parties intend, by executing this Agreement, to implement a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
THE EXCHANGE

1.1          The Exchange.  Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

(a)           the Company shall issue and deliver to the Shareholder and/or its designees the number of authorized but unissued shares of Company Common Stock set forth opposite its and/or its designees’ names set forth on Schedule I hereto or pursuant to separate instructions to be delivered prior to Closing, and

(b)           the Shareholder agrees to deliver to the Company duly endorsed certificates representing the China Intelligent Shares.

1.2          Time and Place of Closing.  The closing of the Exchange (the “Closing”) shall take place at the offices of K&L Gates LLP at 10100 Santa Monica Blvd, 7th Floor, Los Angeles, CA 90067, or at such place and time as mutually agreed upon by the Parties hereto.  The date upon which the Closing occurs is defined as the “Closing Date.”

1.3          Effective Time.  The Exchange shall become effective (the “Effective Time”) at such time as all of the conditions to set forth in Article VII hereof have been satisfied or waived by the Parties hereto.

1.4          Tax Consequences.  It is intended by the Parties hereto that for United States income tax purposes, the contribution and transfer of the China Intelligent Shares by the Shareholder to the Company in exchange for Company Shares constitutes a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Code.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to China Intelligent and the Shareholder that now and/or as of the Closing:

2.1          Due Organization and Qualification; Due Authorization.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its respective business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted.  The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company.

(b)           The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

(c)           The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought, equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

2.2           No Conflicts or Defaults.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or By-laws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (“Liens”) upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

2.3           Capitalization.  The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 110,000,000 shares of which 100,000,000 have been designated as Company Common Stock and 10,000,000 shares have been designated as preferred stock, $0.0001 par value (“Preferred Stock”).  As of the date hereof, there are 7,096,390 shares of Company Common Stock issued and outstanding, no shares of Preferred Stock outstanding, and 7,096,390 warrants outstanding with an exercise price of $0.0001 (the “Warrants”). All of the outstanding shares of Company Common Stock are, and the Company Shares when issued in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to the Company Shares will not be issued in violation of any preemptive right of stockholders.  Other than as set forth in this Agreement, there is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Company Common Stock. The Company has not granted registration rights to any person.

2.4           Financial Statements.  The Company has provided China Intelligent and the Shareholder copies of the (i) balance sheet of the Company as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2008 and for the periods from inception (October 11, 2007) to December 31, 2007 and 2008, including the notes thereto, as audited by A.J. Robbins, PC, independent registered public accounting firm and (ii) balance sheet of the Company at June 30, 2009, and the related statements of operations, and cash flows for the six month period then ended (the “Financial Statements”).  The Financial Statements, together with the notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented.  The Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated.  The books of account and other financial records of the Company have been maintained in accordance with good business practices.

2.5           No Assets or Liabilities.  As of the Closing, the Company shall have no more than $50,000 in liabilities.  Except for the foregoing or as set forth on the Financial Statements, the Company does not have any (a) assets of any kind or (b) liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

2.6          Taxes.  The Company has filed all United States federal, state, county and local returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established.

2.7          Indebtedness; Contracts; No Defaults.  Other than as set forth in Item 2.7 of the Disclosure Schedules or as described in the Financial Statements, the Company has no material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a party.

2.8          Real Property.  The Company does not own or lease any real property.

2.9          Compliance with Law.  The Company is in compliance with all applicable federal, state, local and foreign laws and regulations relating to the protection of the environment and human health.  There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company that are based on or related to any environmental matters or the failure to have any required environmental permits, and there are no past or present conditions that the Company has reason to believe are likely to give rise to any material liability or other obligations of the Company under any environmental laws.

2.10        Permits and Licenses.  The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its respective business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its respective business.

2.11        Litigation.  There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof.  There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company.  The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

2.12        Insurance.  The Company does not currently maintain any form of insurance.

2.13        Patents; Trademarks and Intellectual Property Rights.  The Company does not own or possess any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, Internet web site(s) or proprietary rights of any nature.

2.14       Securities Law Compliance.  The Company has complied with all of the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), and has complied with all applicable blue sky laws.

2.15       Conflicts of Interest.  The Company acknowledges that it is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.7, that may, individually and in the aggregate, create a Conflict of Interest.  The Company hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CHINA INTELLIGENT

China Intelligent represents and warrants to the Company that now and/or as of the Closing:

3.1          Due Organization and Qualification; Subsidiary, Due Authorization.

(a)           China Intelligent is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted.  China Intelligent is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of China Intelligent.

(b)           China Intelligent does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity, other than the Subsidiary.  The Subsidiary is wholly owned by China Intelligent, free and clear of all liens.  There is no contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling China Intelligent to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for securities of China Intelligent or the Subsidiary.

(c)           China Intelligent has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  China Intelligent has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of China Intelligent, enforceable against China Intelligent in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.2          No Conflicts or Defaults.  The execution and delivery of this Agreement by China Intelligent and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the governing documents of China Intelligent or the Subsidiary, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which China Intelligent or the Subsidiary is a party or by which China Intelligent or the Subsidiary or any of their respective assets are bound, or any judgment, order or decree, or any law, rule or regulation to which their assets are subject, (ii) result in the creation of, or give any party the right to create, any lien upon any of the assets of China Intelligent or the Subsidiary, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which China Intelligent is a party or by which China Intelligent or any of its assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which China Intelligent is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

3.3          Capitalization.  The authorized capital stock of China Intelligent immediately prior to giving effect to the transactions contemplated hereby consists of 50,000 ordinary shares, of which, as of the date hereof, there was 1 share issued and outstanding.  Except as set forth herein, all of the outstanding shares of China Intelligent are duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to China Intelligent Shares, will not be transferred in violation of any rights of third parties.  The China Intelligent Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling China Intelligent to issue, sell, redeem or repurchase any of its securities that will survive Closing and there is no outstanding security of any kind convertible into or exchangeable for common shares.  All of the China Intelligent Shares are owned of record and beneficially by the Shareholder and free and clear of any liens, claims, encumbrances, or restrictions of any kind.

3.4          Taxes.  China Intelligent has filed all returns and reports which were required to be filed on or prior to the date hereof, and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of China Intelligent and adequate reserves therefore have been established.  All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by China Intelligent such judgments were reasonable under the circumstances) and complete in all material respects.  No extension for the filing of any such return or report is currently in effect.  No tax return or tax return liability of China Intelligent has been audited or, presently under audit.  All taxes and any penalties, fines and interest which have been asserted to be payable as a result of any audits have been paid.  China Intelligent has not given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest).  There are no claims pending for past due Taxes.  All payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of China Intelligent have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of China Intelligent and in the China Intelligent Financial Statements.

3.5          Indebtedness; Contracts; No Defaults.  Other than as set forth in Item 3.5 of the Disclosure Schedule, neither China Intelligent nor any of its Subsidiaries have any material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which China Intelligent or any of its Subsidiaries is a party.

3.6          Compliance with Law.  Except as specified in Item 3.6 of the Disclosure Schedule, China Intelligent and the Subsidiary are conducting their respective businesses in material compliance with all applicable law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers material to its business.  Except as specified in Item 3.6 of the Disclosure Schedule, neither China Intelligent nor the Subsidiary has received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

3.7          Litigation.

(a)           There is no claim, dispute, action, suit, proceeding or investigation pending or threatened, against or affecting China Intelligent or the Subsidiary or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12-month period preceding the date hereof;

(b)           there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting China Intelligent or the Subsidiary; and

(c)           neither China Intelligent nor the Subsidiary has received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

3.8          Conflict of Interest.  China Intelligent and the Subsidiary each acknowledge that it is aware and understands the following facts and circumstances that may, individually and in the aggregate, create a conflict of interest:

(i) WestPark Capital, Inc., a FINRA member (“WestPark”), is the placement agent for the Equity Financing and WestPark will be paid a commission of the gross proceeds from the Equity Financing for its services;

(ii) Richard Rappaport, who is the founder, Chief Executive, and President and indirectly holds a 100% interest in WestPark, is also the President, a Director and a controlling stockholder of the Company with a beneficial ownership of approximately 78.1% of the Company’s Common Stock (prior to the Share Exchange), which includes securities held by the Amanda Rappaport Trust, the Kailey Rappaport Trust, and WestPark Capital Financial Services LLC;

(iii) Anthony C. Pintsopoulos, who is the President and Chief Financial Officer of WestPark, is also the Secretary, Chief Financial Officer, and a Director and a controlling stockholder of the Company with a beneficial ownership of approximately 18.2% of the Company’s Common Stock (prior to the Share Exchange);

(iv) Kevin DePrimio, who is the Executive Vice President of Corporate Finance of WestPark, is a stockholder of the Company with a beneficial ownership of approximately 6.8% of the Company’s Common Stock (prior to the Share Exchange);

(v) Jason Stern, who is an employee of WestPark, is a stockholder of the Company with a beneficial ownership of approximately 1.0% of the Company’s outstanding Common Stock (prior to the Share Exchange);

(vi) Thomas Poletti, who is a partner of K&L Gates LLP, legal counsel for China Intelligent, was, prior to the date of this Agreement, a stockholder of the Company with a beneficial ownership of approximately 6.8% of the Company’s outstanding Common Stock (prior to the Share Exchange). The securities previously held by Mr. Poletti were transferred to an immediate family member and Mr. Poletti currently disclaims beneficial ownership of such securities; and

(vii) WestPark Financial Services LLC, which is the parent of WestPark and of which Richard Rappaport serves as CEO and Chairman, is a controlling stockholder of the Company with a beneficial ownership of approximately 56.2% of the Company’s Common Stock (prior to the Share Exchange) ((i) through (vii) in this Section are herein referred to as, the “Conflicts of Interest”).

China Intelligent hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise, may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

ARTICLE IV
REPRESENTATION AND WARRANTIES OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to the Company that now and/or as of the Closing:

4.1          Title to Shares.  The Shareholder is the legal and beneficial owner of the China Intelligent Shares to be transferred to the Company as set forth opposite the Shareholder’s name in Schedule II hereto, and upon consummation of the exchange contemplated herein, the Company will acquire from the Shareholder good and marketable title to the China Intelligent Shares, free and clear of all liens excepting only such restrictions hereunder upon future transfers by the Company, if any, as may be imposed by applicable law.  The information set forth on Schedule II with respect to the Shareholder is accurate and complete.

4.2          Due Authorization.  The Shareholder has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.  This Agreement constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3          Purchase for Investment.

(a)           The Shareholder is acquiring the Company Shares for investment for the Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Shareholder further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Shares.

(b)           The Shareholder understands that the Company Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the Shareholder’s representations set forth herein.

4.4          Investment Experience.  The Shareholder acknowledges that he can bear the economic risk of his investment, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Company Shares.

4.5          Information.  The Shareholder has carefully reviewed such information as such he deemed necessary to evaluate an investment in the Company Shares.  To the full satisfaction of the Shareholder, he has been furnished all materials that he has requested relating to the Company and the issuance of the Company Shares hereunder, and the Shareholder has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to him.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which the Shareholder has relied in making an exchange of the China Intelligent Shares for the Company Shares.

4.6          Restricted Securities.  The Shareholder understands that the Company Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption there from, and that in the absence of an effective registration statement covering the Company Shares or any available exemption from registration under the Securities Act, the Company Shares must be held indefinitely.  The Shareholder is aware that the Company Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.  Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

4.7          Exempt Issuance.  The Shareholders acknowledges that he must assure the Company that the offer and sale of the Company Shares to the Shareholder qualifies for an exemption from the registration requirements imposed by the Securities Act and from applicable securities laws of any state of the United States.  The Shareholder agrees that he meets the criteria established in one or both of subsections (a) or (b), below.

(a)          Accredited Investor, Section 4(2) of the Securities Act and/or Rule 506 of Regulation D.  The Shareholder qualifies as an “accredited investor”, as that term is defined in Rule 501 of Regulation D, promulgated under the Securities Act.

(b)          Offshore Investor, Rule 903 of Regulation S.  The Shareholder is not a U.S. Person, as defined in Rule 901 of Regulation S, promulgated under the Securities Act, and the Shareholder, severally but not jointly, represents and warrants to the Company that:

(i)           The Shareholder is not acquiring the Company Shares as a result of, and the Shareholder covenants that he will not engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States in respect of the Company Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Company Shares;

(ii)          The Shareholder is not acquiring the Company Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(iii)         The Shareholder is a resident of the People’s Republic of China;

(iv)         the offer and the sale of the Company Shares to the Shareholder as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the People’s Republic of China;

(v)          the Shareholder is outside the United States when receiving and executing this Agreement and that the Shareholder will be outside the United States when acquiring the Company Shares,

(vi)        and the Shareholder covenants with Company that:

(1)
offers and sales of any of the Company Shares prior to the expiration of a period of one year after the date of original issuance of the Company Shares (the one year period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state securities laws; and

(2)	The Shareholder will not engage in hedging transactions with respect to the Company Shares until after the expiration of the Distribution Compliance Period.

4.8          Conflict of Interest.  The Shareholder acknowledges that he is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.7 that may, individually and in the aggregate, create a conflict of interest.  The Shareholder hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that he has carefully read this Agreement, that it is consistent with the terms previously negotiated by the Parties, and understands that he is free at any time to obtain independent counsel for further guidance.

ARTICLE V
COVENANTS

5.1          Further Assurances.  Each of the Parties shall use its reasonable commercial efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

ARTICLE VI
DELIVERIES

6.1          Items to be delivered to the Shareholder prior to or at Closing by the Company.

(a)           Certificate of Incorporation and amendments thereto, By-laws and amendments thereto, and certificate of good standing of the Company in Delaware;

(b)           all applicable schedules hereto;

(c)           all minutes and resolutions of board of director and shareholder meetings in possession of the Company;

(d)           shareholder list;

(e)           all financial statements and all tax returns in possession of the Company;

(f)            resolution from the Company’s Board appointing the designees of the Shareholder to the Company’s Board of Directors;

(g)           resolution from the Company’s Board, and if applicable, shareholder resolutions approving this transaction and authorizing the issuances of the shares hereto;

(h)           letters of resignation from the Company’s current officers and directors to be effective upon Closing and after the appointments described in this section;

(i)            stock certificates representing the shares of the Company Shares issued in the denominations set forth opposite the names of the Shareholder and/or its designees on Schedule I to this Agreement; and

(j)            any other document reasonably requested by the Shareholder that he deems necessary for the consummation of this transaction.

6.2          Items to be delivered to the Company prior to or at Closing by China Intelligent and the Shareholder.

(a)           all applicable schedules hereto;

(b)           instructions from China Intelligent appointing its designees to the Company’s Board of Directors;

(c)           share certificates and duly executed instruments of transfer and bought and sold notes from the Shareholder transferring the China Intelligent Shares to the Company;

(d)           resolutions from the Board of Directors of China Intelligent and, if applicable, shareholder resolutions approving the transactions contemplated hereby:

(e)           payment of all liabilities of the Company of up to $50,000 directly out of the proceeds of the Equity Financing (as defined in Section 7.1(f) herein) to the appropriate creditors of the company which shall include indebtedness owed to Company shareholders and fees owing to Company lawyers, accountants and similar parties; and

(f)           any other document reasonably requested by the Company that it deems necessary for the consummation of this transaction.

ARTICLE VII
CONDITIONS PRECEDENT

7.1          Conditions Precedent to Closing.  The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a)           That each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing Date as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement;

(b)           That the Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing;

(c)           That China Intelligent shall have received, and provided a copy to the Company, an opinion of the Guang Dong Lao Wei Law Firm, China Intelligent’s counsel in the People’s Republic of China, substantially in the form attached hereto as Exhibit A;

(d)           The Company shall have cancelled 5,260,390 shares of Common Stock and 6,580,390 warrants owned by certain of the Company’s original stockholders (the “Share and Warrant Cancellation”) as set forth on Schedule III;

(e)           That the Company shall have engaged (i) a public relations firm that is mutually acceptable to the Company and WestPark and shall, among other things, conduct two (2) non-Exchange related road shows each year for the two (2) years after the Closing, and (ii) a Company-sponsored equity research firm that is mutually acceptable to the Company and WestPark; and

(f)           The Company shall have conducted an initial closing of an equity financing at the time of Closing (the “Equity Financing”).

7.2          Conditions to Obligations of Shareholder.  The obligations of Shareholder shall be subject to fulfillment prior to or at the Closing, of each of the following conditions:

(a)           The Company shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement; and

(b)           The Company shall have complied with Rule 14(f)(1) of the Exchange Act, if required.

(c)           To the extent that the liabilities of the Company exceed $50,000 as of the Closing, the Company shareholders shall have satisfied and paid such excess liabilities in full.

7.3          Conditions to Obligations of the Company.  The obligations of the Company shall be subject to fulfillment at or prior to or at the Closing, of each of the following conditions:

(a)           China Intelligent and the Shareholder shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(b)           The Shareholder shall have delivered to the Company the share certificates and duly executed instruments of transfer and bought and sold notes from the Shareholder transferring the China Intelligent Shares to the Company; and

(c)           All liabilities of the Company up to $50,000 shall be paid directly out of the proceeds of the Equity Financing to the appropriate creditors, which shall include indebtedness owed to the Company shareholders and fees owing to lawyers, accountants and similar parties.

ARTICLE VIII
TERMINATION

8.1          Termination.  This Agreement may be terminated at any time before or, at Closing, by:

(a)          The mutual agreement of the Parties;

(b)          Any party if-

(i)           Any provision of this Agreement applicable to a party shall be materially untrue or fail to be accomplished; or

(ii)          Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement;

(c)          Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred.

ARTICLE IX
COVENANTS SUBSEQUENT TO CLOSING

9.1          Registration Rights.  The Company shall file, within thirty (30) days after the final closing of the Equity Financing and at its expense, with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement (the “Initial Registration Statement”) covering the resale of Common Shares held by those persons (and/or their designees) that are shareholders of the Company immediately prior to the Closing (“Pre-Existing Shareholders”), provided that, however, the Company shall not be required to register the Common Shares held by such shareholders who are affiliates of WestPark Capital, Inc. (“WestPark Affiliates”), as specified in Item 9.1 of the Disclosure Schedules, who shall instead receive registration rights to require the Company to file a registration statement (the “Second Registration Statement”) to register such Common Shares within ten (10) days following the end of the six (6) month period that immediately follows the date on which the Company files Initial Registration Statement with the Commission.  The Company shall enter into a Registration Rights Agreement acceptable to the WestPark Affiliates with respect to rights described in this Section 9.1.  In the event the Second Registration Statement is not timely filed to register the shares held by the WestPark Affiliates, or if the Second Registration Statement is not timely declared effective by the Commission, as described in the Registration Rights Agreement, the Company shall issue to such holders penalty shares (the “Penalty Shares”) equal to one percent (1%) of the shares on a monthly basis until the Second Registration Statement is filed with or declared effective by the Commission, as applicable.  However, no Penalty Shares shall be due to the WestPark Affiliates if the Company is using best efforts to cause the Second Registration Statement to be filed and declared effective in a timely manner.

9.2          Listing on a Senior U.S. National Securities Exchange.  The Company shall take reasonable efforts to cause the Company’s securities to be listed on the NYSE Amex and/or The Nasdaq Stock Market as soon as practicable after the final closing of the Equity Financing.

9.3          Lock-Up Restriction.  The Shareholder shall enter into a lock-up agreement with WestPark, a form of which is attached hereto as Exhibit B, pursuant to which the Shareholder agrees not to sell its shares of Company Common Stock until twenty-four (24) months after the date of the Company’s proposed public offering.

ARTICLE X
MISCELLANEOUS

10.1         Survival of Representations, Warranties and Agreements.  Each of the Parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.  Except as specifically set forth in this Agreement, representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall not survive the Closing Date, and no claims made by virtue of such representations, warranties, agreements and covenants shall be made or commenced by any party hereto from and after the Closing Date.

10.2        Access to Books and Records.  During the course of this transaction through Closing, each party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof.  Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction.  The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.

10.3        Further Assurances.  If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the Exchange in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.

10.4        Notice.  All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

Attention:

If to the Shareholder and China Intelligent:

China Intelligent Electric Holding Limited
c/o Hyundai Light & Electric (Huizhou) Company Limited
No. 29 & 31, Huanzhen Road,
Shuikou Town, Huizhou, Guangdong, China
Attention:  Li Xuemei

With a copy to:

K&L Gates LLP
10100 Santa Monica Blvd., Seventh Floor
Los Angeles, California 90067
Attn:  Thomas J. Poletti, Esq.
Fax.: (310) 552-5001

If to the Company:

SRKP 22, Inc.
1900 Avenue of the Stars, Suite 310
Los Angeles, CA 90067
Attn: Richard Rappaport
Fax: (310) 843-9304

10.5         Entire Agreement.  This Agreement, the Disclosure Schedules and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the Parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the Parties hereto.  No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.  Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

10.6         Successors and Assigns.  This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person.  This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

10.7         Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

10.8         Counterparts.  This Agreement may be executed in multiple counterparts, which may be facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9         Construction.  Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.  References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement.  The Disclosure Schedule is hereby incorporated herein by reference and made a part of this Agreement.  As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

10.10       Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

SRKP 22, INC.

By	/s/ Richard Rappaport
Name:
Title:

CHINA INTELLIGENT ELECTRONIC HOLDING LIMITED

By:	/s/ Li Xuemei
Name:	Li Xuemei
Title:	Director

LI XUEMEI (THE SHAREHOLDER)

/s/ Li Xuemei

EXHIBIT A

FORM OF OPINION LETTER

[FIRM]

[Date]

China Intelligent Electronic Company Limited
c/o Hyundai Light & Electric (Huizhou) Company Limited
No. 29 & 31, Huanzhen Road, Shuikou Town, Huizhou
Guangdong, China 516500

WestPark Capital, Inc.
1900 Avenue of the Stars, Suite 310
Los Angeles, CA 90067

K&L Gates LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion on the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof (the “PRC Laws”). We have acted as PRC legal counsel for China Intelligent Electronic Company Limited, a company incorporated in BVI with limited liability (the “Company”), and its 100%-owned subsidiary Hyundai Light & Electric (Huizhou) Company Limited, a company organized under PRC laws (“Hyundai Light”).

This opinion is issued and delivered pursuant to Section 7.1 of the Share Exchange Agreement dated 20 October 2009, as amended (the “Exchange Agreement”), between the Company, SRKP 22, Inc., a Delaware corporation (“SRKP”), and the sole holder of equity interests in the Company, pursuant to which SRKP will acquire from the sole holder all of the outstanding shares of the Company in exchange for the issuance by SRKP of an aggregate of 14,195,496 shares of its common stock (the “Share Exchange”) thereby causing the Company to become a wholly-owned subsidiary of SRKP. Capitalized terms used herein but not otherwise defined herein shall have the same meanings ascribed to them in the Exchange Agreement.

For the purposes of this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we consider necessary or appropriate.  In examining such documents, we have made the following assumptions:

(a)	that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to their originals;

(b)	that all documents have been validly authorized, executed and delivered by all of the parties thereto, other than Hyundai Light or the Company;

(c)	that the signatures, seals and chops on the documents submitted to us are genuine; and

(d)
all the information provided by Hyundai Light and/or its management including without limitation the representations and warranties issued by Hyundai Light and/or its management are authentic and accurate.

Based on the foregoing examinations and assumptions and our review of the relevant documents, we are of the opinion that:

I.
Hyundai Light has been duly organized and is validly existing as a wholly foreign owned enterprise with limited liability under the PRC Laws; Hyundai Light’s business license is in full force and effect; Hyundai Light has been duly qualified as a foreign invested enterprise; 100.0% of the equity interests of Hyundai Light is owned by the Company and to the best of our knowledge after due inquiry, such equity interests held by the Company are free and clear of all liens, encumbrances, equities or claims; the articles of association, the business license and other constituent documents of Hyundai Light comply with the requirements of applicable PRC Laws and are in full force and effect; the corporate information as set forth in Schedule A attached hereto is true and correct;

II.
All of the registered capital of Hyundai Light has been duly and validly authorized and issued, is non-assessable, and paid up to amounts that are no less than that required by PRC Laws; Hyundai Light has obtained all approvals, authorizations, consents and orders, and has made all filings and registrations that are required under the PRC Laws for the ownership by the Company of its equity interest in Hyundai Light, past and present; and, other than as described in Section I, above, there are no other outstanding equity interests, rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in Hyundai Light;

III.
Hyundai Light has legal and valid title to all of its properties and assets, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions. All the lease agreements, as set forth in Schedule B attached hereto, to which Hyundai Light is a party are duly executed and legally binding; the leasehold interests of Hyundai Light are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under the PRC Laws; and, to the best of our knowledge after due inquiry, Hyundai Light does not own, operate, manage or have any other right or interest in any other material real property of any kind, except as set forth in Schedule B attached hereto;

IV.
Hyundai Light has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all PRC or other governmental authorities having authority over Hyundai Light or any of its products or services (“PRC Governmental Authorities”) to own, lease, license and use its properties and assets and conduct its business in the manner described in the private placement memorandum dated  11 January 2010, a copy of which has been provided to us (“PPM”), and such licenses, consents, authorizations, approvals, orders, certificates or permits contain no materially burdensome restrictions or conditions not described in the PPM; except as described in the PPM, Hyundai Light has no reason to believe that any PRC regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits and Hyundai Light is in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects;

V.
In accordance with Article 19 of the Law of the People’s Republic of China on Foreign-Funded Enterprises, all the lawful profit, other lawful income and the remaining distribution upon liquidation of Hyundai Light may be remitted to the Company in Renminbi that may be converted into U.S. dollars and freely transferred out of the PRC pursuant to SAFE’s regulations;

VI.
To the best of our knowledge after due inquiry, neither the Company nor Hyundai Light is: (A) in breach of or in default under any PRC Laws, or (B) in breach of or in default under any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any PRC Governmental Authorities in the PRC; to the best of our knowledge after due inquiry, Hyundai Light is not (X) in violation of its constituent documents, business licenses or permits or (Y) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;

VII.
The statements in the PPM under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “China Intelligent’s Business,” “Executive Officers, Directors and Key Employees,” “Certain Relationships and Related Transactions,” “Director Independence,” and “Security Ownership of Certain Beneficial Owners and Management Following the Share Exchange,” to the extent such statements relate to matters of PRC Laws or to the provisions of documents therein described, are true, correct and fair in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect;

VIII.
Hyundai Light is the exclusive owner of all right, title and interest in and to all patents, patent applications, patent rights, licenses, inventions, collaborative research agreements, trade secrets, know-how, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, works of authorship, formulae, customer lists, designs, technical data and other proprietary rights and intellectual property (including other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) as set forth in Schedule C attached hereto which are necessary to or used in the conduct of its businesses as now conducted or as proposed to be conducted as described in the PPM (collectively, the “Intellectual Property”); and the Company or Hyundai Light has a valid right to use the Intellectual Property as currently used or as currently contemplated to be used by the Company or Hyundai Light, in each case, as described in the PPM;

IX.
To the best of our knowledge after due inquiry, neither the Company nor Hyundai Light is infringing, misappropriating or violating any intellectual property right of any third party in the PRC; and no Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property;

X.
The Company was incorporated by the shareholders of the Company in the British Virgin Islands for the purpose of acquiring Hyundai Light.  Such acquisition was based on a share exchange agreement (the “Restructure Agreement”) entered into by the shareholders of Hyundai Light and the Company in [__] [_____] 200[_], received approval by the [Huizhou Bureau of Trade and Industry] on [__] [_____], 200[_] and a Certificate of Approval issued by the [Government of Huizhou], and was filed with the [Huizhou Administration for Industry and Commerce] to be registered as a WOFE, through which Hyundai Light became a wholly-owned subsidiary of the Company (the “Restructuring”).

a.
The Restructure Agreement and any other agreements relating to the Restructuring have received all requisite approvals from the competent authorities, and all registrations, certifications and approvals required to qualify as a WOFE have been received by Hyundai Light (“Form Certifications”);

b.
Hyundai Light, as may be required, has filed the applications and disclosure statements, and any amendments or supplements thereto, for the Restructuring and has received any and all foreign exchange registrations, certifications and approvals as required from the appropriate national and local branches of the State Administration of Foreign Exchange (“SAFE”) (“SAFE Certifications”);

c.
Hyundai Light, as may be required, has filed the applications and disclosure statements, and any amendments or supplements thereto, for the Restructuring and has received any and all foreign exchange registrations, certifications and approvals as required from the local branch of the Ministry of Commerce (“MOFCOM”) pursuant to the Interim Provisions for Foreign Investors to Merger Domestic Enterprises effective as of 12 April 2003 and other relevant laws and regulations that were effective at the time of the completion of the Restructuring.  The Regulations on the Merger and Acquisition of Domestic Companies by Foreign Investors (“New Regulations on Merger and Acquisition”) were effective as of 8 September 2006 and the Restructuring had been completed on 14 November 2005, which is prior to 8 September 2006.  Therefore, the required approval by the Chinese Securities Regulatory Commission (“CSRC”) and MOFCOM under the New Regulations on Merger and Acquisition is not required for the Restructuring;

d.
The Form Certifications, SAFE Certifications and MOFCOM Certifications, and the continuation thereof, are not subject to any conditions which have not already been satisfied, and all disclosure statements, amendments and documents related thereto have been duly filed with and accepted by the PRC authorities;

e.
The Restructuring is in accordance with foreign exchange and foreign direct investment laws and regulations of the PRC, and Hyundai Light has provided the Foreign Exchange Certificate, which is issued by the SAFE, to the foreign invested enterprise of the PRC;

f.
The Restructuring did not (A) contravene or circumvent any provision of applicable law or statute, rule or regulation of any PRC Governmental Authorities having jurisdiction over Hyundai Light or any of its properties, including the PRC Laws, (B) contravene the articles of association, business license or other constituent documents of Hyundai Light or (C) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which Hyundai Light is a party or by which Hyundai Light is bound or to which any of the property or assets of Hyundai Light is subject;

g.
All authorizations from any PRC Governmental Authorities required under the PRC Laws in connection with the Restructuring were obtained in writing and are in full force and effect, and no such authorization has been withdrawn or revoked or is subject to any condition precedent which has not been fulfilled or performed;

XI.	Share Exchange Agreement dated 20 October 2009, as amended:

a.
The Share Exchange and the transactions contemplated under the Exchange Agreement, will not affect in any way Hyundai Light’s status and continued status as a WOFE or the prior approvals received from SAFE and other competent authorities, as applicable;

b.
Hyundai Light has filed the applications and disclosure statements, and any amendments or supplements thereto, as applicable, for the Share Exchange and has received any and all foreign exchange registrations, certifications and approvals as required from the local branch of MOFCOM pursuant to the Interim Provisions for Foreign Investors to Merger Domestic Enterprises effective as of 12 April 2003 and other relevant laws and regulations that were effective at the time of the completion of the Share Exchange.  In addition, all disclosure statements, amendments and documents related thereto, as may be required, have been duly filed with and accepted by the PRC authorities in connection with the Share Exchange or will be duly filed with the PRC authorities within the requisite time periods and there is no reason why such filings will not be accepted;

c.
The Share Exchange is in accordance with foreign exchange and foreign direct investment laws and regulations of the PRC, and pursuant to Circular 75 and Circular 106, and other circulates issued by the SAFE, the shareholder of the Company, being a PRC domestic resident, is required to apply to the SAFE for alteration or registration of foreign exchange certificates for investment abroad within 30 days of the completion of the Share Exchange and the transactions contemplated under the Exchange Agreement;

d.
Except as described in the aforesaid paragraph (c), no authorization of or with any PRC Governmental Authorities is required for the consummation of the transactions contemplated by the Exchange Agreement, except such Governmental Authorizations as have been duly obtained in compliance with the PRC Laws and are in full force and effect; and the issue and sale of the Shares, the compliance by the Company with all of the provisions of the Exchange Agreement, and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any law or statute or any order, rule or regulation of any PRC Governmental Authorities;

e.
The Company’s equity holder, who is a signatory to the Exchange Agreement, has all necessary licenses, consents, authorizations, registrations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with SAFE and all other PRC Government Authorities in connection with or related to her ownership of share capital of the Company; the shareholder’s ownership of share capital in the Company does not, and her ownership of share capital in the Company did not, contravene any provision of applicable law or statute, or rule or regulation of SAFE or any other PRC Government Authorities;

XII.
To the best of our knowledge and other than as set forth in the PPM, there are no legal, arbitration or governmental proceedings in the PRC pending to which Hyundai Light or the Company is a party or of which any property of any of them is the subject which, if determined adversely, would individually or in the aggregate have a material adverse effect on the current or future consolidated financial position, shareholders’ equity or results of operations of the Company or Hyundai Light; and, to the best of our knowledge after due inquiry, no such proceedings are threatened or contemplated by any PRC Governmental Authorities or threatened by others in the PRC;

XIII.	The descriptions of the Government Regulations set forth in the PPM under the caption “China Intelligent’s Business” are true, complete and fair in all material respects; and

XIV.
Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the PPM, we have no reason to believe, insofar as the PRC Laws are concerned, that the PPM (other than the financial statements and related schedules therein, as to which we express no opinion), as of the execution date of the Exchange Agreement, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

This opinion is given solely for the benefit of the persons to whom it is addressed. It may not, without our prior written permission, be relied upon by anyone else or used for any other purpose.

Yours faithfully,

[FIRM]

SCHEDULE A
CORPORATE INFORMATION

SCHEDULE B
LEASES

SCHEDULE C
INTELLECTUAL PROPERTY INFORMATION

SCHEDULE I
SHAREHOLDERS AND COMPANY SHARES

Name	Number of Company Shares
Li XueMei	7,782,898
Fu Xinduo	800,000
Wu Shiliang	500,000
Wan Feng	800,000
Wang Chuansheng	700,000
Chen Liyi	750,000
Wang Weibin	750,000
Lin Huabiao	800,000
Liu Beijing	800,000
Guo Zhiwei	700,000
Li Hongguang	800,000
Li Shuhui	600,000
Joyrise Holdings limited	600,000
Goldwide Holdings limited	600,000

Total	16,982,898

SCHEDULE II
SHAREHOLDER AND CHINA INTELLIGENT SHARES

Name	Number of China Intelligent Shares
Li Xuemei	1

SCHEDULE III
SHARES AND WARRANTS FOR CANCELLATION

Name	Number of Shares to be Cancelled	Number of Warrants to be Cancelled

WestPark Financial Services, LLC	2,056,287	2,572,275
Richard Rappaport	841,661	1,052,860
Debbie Schwartzberg	741,277	927,287
Anthony C. Pintsopoulos	526,039	658,039
The Amanda Rappaport Trust	236,718	296,118
The Kailey Rappaport Trust	236,718	296,118
Janine Frisco	184,114	230,314
Kevin DePrimio	184,114	230,314
Jason Stern	105,206	131,607
The Julie Schwartzberg Trust dated 2/9/2000	74,128	92,729
The David N. Sterling Trust dated 2/3/2000	74,128	92,729

TOTAL	5,260,390	6,580,390

DISCLOSURE SCHEDULES

ITEM 2.7 - INDEBTEDNESS; CONTRACTS; NO DEFAULTS

As set forth in the Financial Statements.

ITEM 3.5 - COMPLIANCE WITH LAW

The Company has made payments pursuant to various national and local regulations for mandatory social insurance contributions and housing fund contribution for certain employees, and such payments may or may not have been to the fullest extent required.  The Company does not believe that any of the foregoing will have a material adverse impact on the Company’s business or operations.

ITEM 9.1

WESTPARK AFFILIATES

Richard Rappaport
The Amanda Rappaport Trust
The Kailey Rappaport Trust
Anthony C. Pintsopoulos
Kevin DePrimio
Jason Stern
WestPark Financial Services, LLC

TABLE OF CONTENTS

- i -

ARTICLE V COVENANTS		11
5.1	Further Assurances	11

ARTICLE VI DELIVERIES		11
6.1	Items to be delivered to the Shareholder prior to or at Closing by the Company	11
6.2	Items to be delivered to the Company prior to or at Closing by China Intelligent and the Shareholder	12

ARTICLE VII CONDITIONS PRECEDENT		13
7.1	Conditions Precedent to Closing	13
7.2	Conditions to Obligations of Shareholder	13
7.3	Conditions to Obligations of the Company	13

ARTICLE VIII TERMINATION		14
8.1	Termination	14

ARTICLE IX COVENANTS SUBSEQUENT TO CLOSING		14
9.1	Registration Rights	14
9.2	NYSE Amex Listing	15
9.3	Lock-Up Restriction	15

ARTICLE X MISCELLANEOUS		15
10.1	Survival of Representations, Warranties and Agreements	15
10.2	Access to Books and Records	15
10.3	Further Assurances	16
10.4	Notice	16
10.5	Entire Agreement	16
10.6	Successors and Assigns	17
10.7	Governing Law	17
10.8	Counterparts	17
10.9	Construction	17
10.10	Severability	17

- ii -